[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 10.2

August 31, 2019

Via Email

Dee Datta

Re: Separation Agreement

Dear Dee:

This letter sets forth the substance of our agreement (“Agreement”) regarding the resignation of your employment with XOMA Corporation (the “Company”) and associated release of claims related to the Company and affiliated entities and persons as specified in the definition of “Releasees” in Section 8 of this Agreement (collectively, the “Releasees”). This Agreement will become effective upon the “Effective Date” defined in Section 9 of this Agreement and, except to the extent specified herein, shall then supersede all prior agreements, engagements, employments, arrangements, and relationships, whether written or oral, between you and the Releasees. This Agreement is the product of our discussions and negotiations over the past several weeks.

1.Separation. You hereby resign your employment as an employee, officer, and any position you hold with the Company effective as of August 31, 2019 (the “Separation Date”), and your status as an employee and officer of the Company ends on the Separation Date. In exchange for your covenants and releases in this Agreement, and provided that this Agreement becomes effective in accordance with Section 9 hereof and that you satisfy the requirements of Sections 6, 7, and 8 hereof, the Company will cause to be paid to you or on your behalf the following benefits: (i) transition pay in the gross amount of $172,001.50, less required withholdings, paid in ten (10) equal monthly installments on the Company’s regularly-scheduled payroll dates beginning with the first such payroll date following the Effective Date and reported as wages on form W-2; (ii) a lump sum payment of $140,728.50 payable within ten (10) days following the Effective Date and reported on form 1099; and iii) a payment of $87,270 to the firm of [*] in consideration of attorneys’ fees incurred by you in connection with this Agreement payable within ten (10) days of the Effective Date (collectively, the “Separation Benefits”).

2.Accrued Salary and Bonus. On the Separation Date, the Company shall pay to you via direct deposit all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. The Company will pay to you via direct deposit your second quarter CAGS bonus in the amount of $19,918, subject to standard payroll deductions, within three (3) business days of the Separation Date. You are entitled to these payments by law.

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3.Equity Awards. The vesting of any equity awards granted to you by the Company, including but not limited to stock options or other equity awards, shall cease as of the Separation Date. In exchange for your promises and releases in this Agreement, and provided that this Agreement becomes effective, you shall have until December 31, 2020 to exercise any vested option shares priced at either $14.33 or $25.05 and you shall have until December 31, 2021 to exercise any option shares priced at $33.41 per share. You hereby agree to the amendment of your stock option grants and stock options agreements in conformity with this Section 3, and acknowledge and agree that you have sought independent advice regarding the potential tax consequences of this amendment. Attached as Exhibit 1 is an Options Statement confirming the number and strike price of the vested, exercisable options held by you effective as of the Separation Date. Within ten (10) days of the Effective Date the Company shall direct eTrade to make a manual override to the exercise dates of your options to conform to the terms of this Agreement. The override shall take effect within three (3) business days of the direction from the Company.

4.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. If an arbitrator pursuant to Section 11 of this Agreement determines that you materially breached any provision of this Agreement, including but not limited to Sections 5, 6, or 7 of this Agreement, you shall be required to repay any transition pay you received after the date of the breach, and the stock option exercise period specified in Section 3 shall automatically expire on the date of the arbitrator’s determination. The prevailing party in an action brought to enforce this Section 4 shall be awarded attorneys’ fees incurred in connection with the action.

5.Protection of Confidential and Proprietary Information and Return of the Company’s Property. You acknowledge your covenants and continuing obligations to the Company pursuant to your Proprietary Information and Inventions Assignment Agreement (the “PIIA”) and you agree that the PIIA shall continue to apply in full force and effect following the Separation Date, including but not limited to the provisions of Section 4 thereof. A copy of the PIIA is attached to this Agreement as Exhibit 2. You hereby represent that you will, not later than the Separation Date, perform a diligent, good faith search for and return to the Company, attention Chris Wells, all documents, data, and information of or relating to or prepared by or for the Company (and all copies thereof), regardless of how stored or maintained, and all other property of the Company in your possession or control, including, but not limited to, files, correspondence, email and text communications, memoranda, notes, notebooks, work papers, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, accounting information, personnel information, sales and marketing information, research and development information, data, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys, computers of any type, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”) and with respect to the laptop computer provided to you by the Company return said item not later than the Effective Date; provided, however, that the foregoing shall not apply to (i) information and documentation you received solely in your capacity as a shareholder, option holder or restricted stock unit holder of the Company, or as a participant in any employee benefit plan that is sponsored by the Company, or (ii) the mobile phone iPhone 10 that you currently use for personal and business purposes, provided that you shall first coordinate with Frank Bernard to

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make arrangements satisfactory to the Company for the deletion of Company Property on such device and immediate transfer of responsibility for the cellular service/data plan for said phone out of the Company’s name.

6.Non-disparagement; Communication. For a period of [*] after the Separation Date, you agree not to disparage, denigrate, or discredit the Releasees or any of them in any manner likely to be harmful to their or any of their business(es), business reputations or personal reputations. You agree that should you materially breach this Section 6 the damages resulting to the Releasees would be difficult to quantify, and, therefore, in the event of any such breach by you [*], you shall pay to the affected Releasee the sum of [*] as liquidated damages for each such breach, in addition to such other or further relief as may be awarded to the Releasee(s) for such breach. Notwithstanding the foregoing, you may respond accurately and fully to any question, inquiry or request for information when required by legal process or subpoena, provided that you shall give written notice within three business days after receipt of any such legal process by you to the affected Releasee(s) that such legal process or subpoena has been received. The Company agrees that it will instruct and direct the following of its Directors and/or officers that he or she shall not, for a period of [*] following the Separation Date, not to disparage, denigrate, or discredit you in any manner likely to be harmful to your or your business, business reputation or personal reputation: [*]. In the event any of the listed officers or directors should receive an inquiry regarding your employment by the Company or your professional capabilities, he or she shall refer the inquiring party to the Company’s Form 8-K regarding your departure and shall decline any other or further comment.

7.Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any non-governmental person or entity in connection with any claim against the Company, nor shall you induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit you from testifying truthfully under subpoena or from communicating with Government Agencies (as defined in Section 8 below). You warrant that you have not previously provided assistance, information, encouragement, or advice, directly or indirectly, to any non-governmental person or entity in connection with any claim by or against the Company. You agree to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors and to respect and preserve all privileges held by or available to the Company.

8.Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the date upon which you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising from or in any way related to your relationship with, engagement by, or services provided by you to the Releasees or any of them; (2) all claims for breach of contract or any other agreement or arrangement between you and the Releasees or any of them; (3) all claims arising from or in any way related to your employment with the Releasees or any of them or the resignation of that employment; (4) all claims related to your compensation or benefits from the Releasees or

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any of them, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Releasees or any of them; (5) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (5) all tort claims, including, but not limited to, claims for fraud, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (6) all federal, state, and local statutory claims, including, but not limited to, alleged claims for discrimination, harassment, retaliation, attorneys’ fees, emotional distress, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA” ), the California Fair Employment and Housing Act, and the California Labor Code.

a.Civil Code Section 1542 waiver. You also acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release ad that if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims you may have against the Releasees.

b.Claims excluded from the Release. The claims described above that you are releasing do not include: (1) any rights which cannot be waived as a matter of law; and (2) any claims arising from breach of this Agreement. Nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). You understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Releasees. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

9.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days after the date of your receipt of this Agreement to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without your having revoked (the “Effective Date”), and you will not receive the benefits specified by this Agreement unless and until it becomes effective.

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10.Release by the Company. In exchange for the consideration and covenants provided by you pursuant to this Agreement and provided that this Agreement becomes effective the Company hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the date upon which the Company signs this Agreement. This general release includes, but is not limited to: (1) all claims arising from or in any way related to your relationship with, engagement by, or services provided by you to the Releasees or any of them; (2) all claims for breach of contract or any other agreement or arrangement between you and the Releasees or any of them; (3) all claims arising from or in any way related to your employment with the Releasees or any of them or the resignation of that employment; (4) all claims related to your compensation or benefits from the Releasees or any of them, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Releasees or any of them; (5) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (5) all tort claims, including, but not limited to, claims for fraud, misrepresentation, and defamation; and (6) all federal, state, and local statutory claims,.

a.Civil Code Section 1542 waiver. The Company also acknowledges that it has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release ad that if known by him or her, would have materially affected his or her settlement with the debtor or released party.” The Company You hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims it may have against you.

b.Claims excluded from the Release. The claims described above that the Company is releasing do not include: (1) any rights which cannot be waived as a matter of law; and (2) any claims arising from breach of this Agreement. Nothing in this Agreement prevents the Company from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement does not limit the Company’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to you.

11.Disputes. Any dispute or controversy between you and the Releasees arising out of or relating to this Agreement or the alleged breach of this Agreement shall be settled by binding arbitration conducted by and before a single arbitrator in Oakland, California administered by JAMS in accordance with its Employment Arbitration Rules (the “JAMS Rules”) then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both you and the Company hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any covered claim or dispute. To the extent the JAMS Rules conflict with any provision or aspect of this Agreement, this Agreement shall control. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.

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However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties’ intention that both the procedural and the substantive provisions of the FAA shall apply. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. However, where a party already has initiated a judicial proceeding, a court may decide procedural questions that grow out of the dispute and bear on the final disposition of the matter. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs, unless such award is prohibited by applicable law. Notwithstanding the foregoing, you and the Releasees shall each have the right to resolve any dispute or cause of action involving trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights, and rights under patent, trademark, or copyright law) by court action instead of arbitration.

12.Miscellaneous. This Agreement, together with the Exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Releasees with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and the Chief Executive Officer of the Company or the Chairman of the Board of Directors of the Company. This Agreement includes a compromise of disputed claims; the parties hereto deny any liability to the other, whether as alleged or otherwise and expressly deny any violation of any contract, statute, regulation, or provision of common law, state, local or federal. This Agreement will bind your heirs, personal representatives, successors and assigns and inure to the benefit of both you and the Releasees, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile or PDF signatures, which shall be deemed equivalent to originals.

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Please sign and date below and return one original to me.

Sincerely,

XOMA CORPORATION

By: /s/ James R. Neal

James R. Neal, Chief Executive Officer

Agreed and Accepted:

/s/ Dee Datta

Dee DattaDate

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EXHIBIT 1

XOMA CORP PERSONNEL SUMMARY

AS OF 08/31/2019

[*]

Last Name is detta

Name	ID	Grant Number	Grant Date	Plan/Type	Granted Shares	Price	Exercised / Released	Vested
Detta, Deepskikha	[*]	[*]	[*]	[*]	[*]	$33.4100	[*]	[*]
		[*]	[*]	[*]	[*]	$33.4100	[*]	[*]
		[*]	[*]	[*]	[*]	$25,0500	[*]	[*]
		[*]	[*]	[*]	[*]	$14.3300	[*]	[*]

					[*]		[*]	[*]

	Account: Datta, Deepshikha

		Total			[*]		[*]	[*]

EXHIBIT 2

XOMA CORPORATION

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

FOR THE STATE OF CALIFORNIA

In consideration of my employment as an employee, the continuance of such employment, the compensation paid to me by XOMA CORPORATION, or any of its predecessors or successors or its subsidiary or affiliate companies (all hereafter called “the Company”) and other good and valuable consideration, I agree with the Company as follows:

1.I AGREE TO fully and promptly disclose to my immediate supervisor or to a member of the Legal Department of the Company all inventions. The word “inventions” as used herein shall include inventions, discoveries, improvements, ideas, conceptions, developments, and designs whether or not patentable or tested, including vectors, cell lines, hybridomas, antibodies, monoclonal or otherwise, proteins and fragments or portions thereof, and materials, techniques and processes for isolation, screening, preparation, cross-linking, and/or use of such materials, their conjugates or other derivatives thereof whether in applications to medical diagnostics and therapeutics or otherwise) which I may make, conceive, discover or develop, either solely or jointly with others, during my employment, whether or not during usual working hours, which relate to, result from or are suggested by any activities of the Company which I am exposed to or any work I may do for the Company. I agree that all such inventions shall be and remain the sole and exclusive property of the Company, and I agree to assign and hereby assign, all my right, title and interest in and to any such inventions of the Company. I agree to keep complete records of such inventions, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after my employment by the Company, all documents as the Company shall deem necessary or desirable to obtain Letters Patent, Utility Models, Inventor’s Certificates, Copyrights or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect and to vest title thereto in the Company, its successors, assignees or nominees.

2.I AGREE FULLY and promptly to disclose and offer to the Company all inventions which I may make, conceive, discover or develop, either solely or jointly with others, within one (1) year after termination of my employment by the Company, which are based on or related to confidential information of the Company to which I was exposed during my employment by the Company. At the request of the Company I agree to assign to the Company my entire right, title and interest in and to such inventions and agree to execute and deliver all documents as the Company shall deem necessary and desirable to obtain Letters Patent, Utility Models, Inventor’s Certificates, Copyrights or other appropriate legal right of the United States and foreign countries as the Company may, in its sole discretion, elect and vest title thereto in the Company, its successors, assignees or nominees.

3.I UNDERSTAND THAT my employment results in a confidential relationship between myself and the Company. I agree to regard and preserve as confidential all information pertaining to the Company business known to me or that may be obtained by me including but not limited to information relating to the Company’s products, inventions, trade secrets, know-how systems, formulae, processes, compositions, manufacturing techniques, machinery, equipment, research projects, drawings, models, data processing and computer software techniques, programs, systems and customer information, and I agree not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing or by publication, either during my employment or thereafter, except as expressly authorized in writing by the Company or as required in the line of my employment by the Company, unless and until such information becomes generally known in the relevant trade or industry to which it relates without fault on my part. I recognize that the Company has received and will receive confidential information from third parties, including customers. I will hold all such information in the strictest confidence and will not use the information or disclose it to anyone, except as necessary in carrying out my work for the Company. I agree to deliver to the Company all writings, drawings, models, equipment and other property of the Company within my custody and control upon termination of my employment by the Company.

4.I UNDERSTAND THAT the Company’s business relationships with its employees, customers, vendors, suppliers, consultants, business associates, and other persons are valuable business assets, and that I would not have access to these persons or entities and information related thereto but for my employment with the Company. I further acknowledge that engaging in the conduct proscribed below would involve the use or disclosure of Company trade secrets in breach of this Agreement. Accordingly, to forestall any such use or disclosure, I agree that during my employment by the Company and for a period of one (1) year after the date my employment by the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, directly or indirectly: (i) solicit or attempt to solicit any employee, independent contractor, or other provider of services to the Company to become an employee, independent contractor, or other provider of services to or for any other person or entity, or to otherwise alter their relationship with the Company; or (ii) solicit or attempt to solicit any customers or vendors or suppliers of the Company (including those persons or entities who were, at the time of my termination of employment, prospective customers or vendors or suppliers) of the Company with whom I had contact or whose identity I learned as a result of my employment with the Company to the fullest extent such restrictions are permissible under applicable law. I further agree that at anytime following my employment with the Company I shall not, directly or indirectly, use or attempt to use the Company’s trade secrets or any other means that would amount to unfair competition to divert from the Company any business of any kind, including, without limitation, the solicitation or interference with any of its current or prospective customers, vendors, or suppliers, or employees, independent contractors, or other service providers with whom I came into contact or learned of during my employment.

5.THIS AGREEMENT SHALL not embrace or include inventions applications for and/or Letters Patent owned or controlled by me prior to the commencement of my employment by the Company, all of which, if any, are fully identified on the reverse side hereof.

6.THIS AGREEMENT DOES NOT APPLY to an invention which qualifies fully under the provisions of Section 2870 of the Labor Code of California**as an invention for which no equipment, supplies, facility or trade secret information of XOMA CORPORATION was used and which was developed entirely on the employee’s own time, and (a) which does not relate (1) to the business of XOMA CORPORATION or (2) to XOMA CORPORATION’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for XOMA CORPORATION.

7.I COVENANT THAT I have no undisclosed obligation by reason of prior employment or otherwise, which might in any way affect my ability to perform under this agreement, except as fully identified on the reverse side hereof.

8.I ACKNOWLEDGE THAT nothing in this Agreement shall be construed to imply that the term of my employment is of any definite duration. Rather, I understand that I am employed by the Company on an “at-will” basis, which means that either the Company or I can terminate the employment relationship at anytime with or without advance notice or warning, and for any reason, with or without cause.

9.THIS AGREEMENT SHALL be binding upon me and my heirs, executors, administrators, and assigns. The Company shall have the right to assign this agreement to any successor to the business in which I am employed.

Name of Employee: Deepshikha Datta

Signature:/s/ Deepshikha Datta

Date: 12/18/2017

**Section 2870 of the Labor Code of California states:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.